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                                                                     EXHIBIT 2.1

                            SHARE EXCHANGE AGREEMENT


     THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is made as of October 26, 2000, by and among Productivity Enhancement Products, Inc., a California corporation ("PEP" or "PEP Corporation"), the sole shareholder of PEP Corporation, Danny M. Beadle ("Dan" or the "Shareholder"), and Dense-Pac Microsystems, Inc., a California corporation (the "Company").

                                    RECITALS

     A. The Shareholder is the holder of all of the issued and outstanding capital stock of PEP Corporation (the "PEP Stock").

     B. The Board of Directors of PEP has approved, and the sole Shareholder has ratified, a dividend (the "Dividend") paid or payable in shares of WatchGuard Technologies, Inc. ("WatchGuard") common stock (Nasdaq: WGRD) held of record by PEP, in an amount and at a time determined by the Board of Directors of PEP.

     C. The Shareholder has assumed or will assume (the "Assumption") from PEP the principal amount of all indebtedness and related obligations due from PEP to Merrill Lynch & Co., Inc. ("Merrill Lynch"), and PEP shall be released and relieved from all such obligations.

     D. PEP has effected or will effect prior to the Closing (as defined below) a redemption (the "Redemption") of a portion of the shares of PEP Stock held by the Shareholder. The Redemption price will be payable in the form of shares of the WatchGuard common stock held of record by PEP. The Redemption will result in a distribution to the Shareholder or his nominees or assigns of all of the remaining WatchGuard shares then held by PEP and all of the rights, interests and titles of PEP therein or related thereto. The Redemption price and time has been or shall be determined by mutual agreement of PEP and the Shareholder.

     E. Following the Redemption, the Company proposes to acquire all of the then outstanding PEP Stock from the Shareholder, and the Shareholder proposes to transfer his PEP Stock to the Company in exchange for shares of the Company's Common Stock.

     F. This Agreement is being entered into by the parties as part of a unified plan of, among other things, (A) a redemption by PEP of a significant portion of the presently outstanding PEP Stock held by Dan, which is intended by the parties to qualify as a distribution "not substantially equivalent to a dividend," and (B) the exchange of stock referred to in recital E. above that is intended by the parties to qualify for non-recognition treatment under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

     G. The parties intend to treat the foregoing transaction as a "purchase" for accounting purposes.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and the respective promises of the parties set forth herein, the parties hereto agree as follows:

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1.   EXCHANGE OF SHARES.

     1.1 EXCHANGE OF THE SHARES. Subject to the terms and conditions of this Agreement, the Shareholder hereby agrees to assign, transfer and deliver to the Company the shares of PEP Stock owned by the Shareholder free and clear of all liens, claims, encumbrances, pledges, options, security interests and any other adverse interests of any kind or nature whatsoever, and the Company hereby agrees to accept delivery of the PEP Stock from the Shareholder (the "Exchange") and to issue to the Shareholder the number of shares of the Company's Common Stock (collectively, the "Shares") calculated in the manner set forth on Exhibit
A. No fractional shares shall be issued and in the event that the conversion results in a fraction, the number of Shares to be issued shall be rounded down to the nearest whole number.

     1.2 CLOSING. The consummation of the Exchange shall take place at the offices of Stradling Yocca Carlson & Rauth, a Professional Corporation, 660 Newport Center Drive, Suite 1600, Newport Beach, California, at 10:00 a.m., on October 26, 2000 (the "Closing Date"), or at such other time and place as the Company and Shareholder mutually agree upon, either orally or in writing (which time and place are designated as the "Closing"). Upon receipt by the Company of the PEP Stock at the Closing, the Shareholder shall receive from the Company certificates evidencing the number of Shares calculated in the manner set forth on Exhibit A.

     1.3 FULL SATISFACTION. The Shares delivered by the Company upon the surrender of PEP Stock, all in accordance with the terms hereof, will be deemed to have been delivered in full satisfaction of all rights and obligations pertaining to such PEP Stock.

     1.4 ADJUSTMENTS FOR CAPITAL CHANGES. To the extent that, between the date hereof and the Closing Date (as to the Company's Shares to be issued at the Closing Date), the Company (a) recapitalizes either through a split-up of its outstanding shares into a greater number of shares, or through a combination of its outstanding shares into a lesser number of shares, or (b) reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or (c) declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the calculation of the Exchange number of shares will be adjusted proportionately and appropriately.

2. REPRESENTATIONS AND WARRANTIES OF PEP CORPORATION AND THE SHAREHOLDER REGARDING THE SHARES. Except as specifically provided below, or in the Disclosure Schedules delivered by PEP Corporation on the Closing Date, PEP Corporation and the Shareholder, jointly and severally, represent and warrant to the Company that:

     2.1 ORGANIZATION AND GOOD STANDING. PEP Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the power and authority to own, operate and lease its properties and to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (each such jurisdiction being listed on Schedule 2.1), except where the failure to be so qualified would not have a material adverse effect on the Company.


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     2.2 POWER, AUTHORIZATION AND VALIDITY.

          2.2.1 PEP Corporation and the Shareholder have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement, and this Agreement constitutes the valid and legally binding obligations of PEP Corporation and the Shareholder and is enforceable against PEP and the Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. This Agreement has been duly and validly approved by the directors of PEP Corporation.

          2.2.2 No filing, authorization, consent or approval, governmental or otherwise, or filing with any governmental authority or court is necessary to enable PEP Corporation and the Shareholder to enter into, and to perform their respective obligations under, this Agreement, except for (a) such filings as may be required to comply with all applicable securities laws, and (b) consents required under contracts disclosed in Schedule 2.13.

     2.3 AUTHORIZED/OUTSTANDING CAPITAL STOCK OF THE PEP CORPORATION. The authorized capital stock of PEP Corporation consists solely of 100,000,000 shares of "Common Stock," $.00004 par value per share. A total of 5,140,000 shares of PEP Stock are issued and outstanding as of the date of this Agreement, all of which are held of record and owned by the Shareholder as set forth in Exhibit A. Immediately following the last to occur of the Dividend, Assumption and Redemption, the amounts and numbers of outstanding shares of PEP Stock will be revised downward and shall be accurately set forth in Exhibit A. No equity securities of PEP Corporation shall be issued and outstanding at the time of the Closing other than the shares of PEP Stock set forth on Exhibit A. All issued and outstanding shares of PEP Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by PEP Corporation in compliance with all requirements of applicable laws. There is and as of the Closing there shall be no liability for dividends accrued and unpaid by PEP Corporation or its subsidiaries or affiliates.

     2.4 OPTIONS/RIGHTS. Except as disclosed in Schedule 2.4, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of PEP Corporation, specifically including the PEP Stock (collectively, "Capital Stock") or any securities or debt convertible into or exchangeable for Capital Stock or obligating PEP Corporation to grant, extend or enter into any such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement. There are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights, or other restrictions applicable to any outstanding securities of PEP Corporation.

     2.5 SUBSIDIARIES. Except for the ownership of all of the issued and outstanding shares of capital stock of PE Sub Corporation, a California corporation (the "Subsidiary"), and Productivity Enhancement Products, LLC, a California limited liability company ("PEP LLC"), as set forth in Schedule 2.5, PEP Corporation does not have any subsidiaries or any equity interest, direct or indirect, in, or loans to, any corporation, partnership, joint venture, limited liability company or other business entity. Neither the Subsidiary or PEP LLC
(a) have conducted business, been a party to any contract, agreement, instrument, obligation or commitment, (b) had employees, or (c) held assets, since their formation.


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     2.6 NO VIOLATION OF ARTICLES OR EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions provided for herein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the Articles of Incorporation, Bylaws or other charter documents (the "PEP Charter Documents") of PEP Corporation, as currently in effect, (b) in any material respect, any instrument, contract, agreement, permit, mortgage or license to which PEP Corporation, its Subsidiary or PEP LLC is a party or by which PEP Corporation, its Subsidiary or PEP LLC, or any of their assets, is bound or (c) any judgment, writ, decree, order, statute, rule or regulation applicable to PEP Corporation, its Subsidiary or PEP LLC or any of their assets or properties. Except as set forth in Schedule 2.6, the Exchange will not require the consent of any third party and will not have any material adverse effect upon any such rights, licenses, franchises, leases or agreements pursuant to the terms of those agreements.

     2.7 LITIGATION. Except as set forth on Schedule 2.7, there is no action, proceeding or investigation pending or, to PEP Corporation's knowledge, threatened against PEP Corporation, its Subsidiary or PEP LLC before any court or administrative agency that, if determined adversely to any such person or entity may reasonably be expected to have a material adverse effect on PEP Corporation.

     2.8 PEP CORPORATION FINANCIAL STATEMENTS. PEP Corporation has delivered to the Company PEP Corporation's consolidated balance sheet as of September 30, 2000 ("Balance Sheet Date"), PEP Corporation's profit & loss statement as of September 30, 2000 and PEP Corporation's statement of cash flows for the period ended September 30, 2000 and a sales by item summary as of September 30, 2000 (collectively, the "PEP Corporation Financial Statements"), a copy of each of which is included as Schedule 2.8. The PEP Corporation Financial Statements (a) are in accordance with the books and records of PEP Corporation and (b) fairly and accurately represent the financial condition of PEP Corporation at the respective dates specified therein and the results of operations for the respective periods specified therein in conformity with GAAP applied on a consistent basis.

     2.9 TAX RETURNS. Except as disclosed on Schedule 2.9, PEP Corporation has duly and timely filed all tax returns and has duly and timely paid all material taxes (whether or not shown on any tax return) due to any federal, foreign, state, or local taxing authorities (the "Taxes") prior to the Closing or has set up an adequate reserve for all material Taxes payable. PEP Corporation has been since January 1, 2000, an "S Corporation," whose S election is valid and will continue to and including the calendar day immediately preceding the Closing. The Subsidiary has been since inception a qualified S corporation subsidiary of PEP Corporation, whose S election is valid and will continue to and including the date of the proposed post-Closing merger of the Subsidiary with and into PEP Corporation. The transactions contemplated by this Agreement shall not result in any liability of PEP Corporation for income taxes other than the amount of the Tax Liability taken into account in determining the Purchase Price.

     2.10 COOPERATION ON TAX MATTERS. The Company, PEP Corporation, and the Shareholder shall reasonably cooperate with each other in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes of PEP Corporation for any period ending on or before the Closing Date, and for any period which begins before the Closing Date and ends after the Closing Date ("Straddle Period") to the extent of Taxes pertaining to the portion of the Straddle Period prior to the Closing Date.


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     2.11 TITLE TO PROPERTIES; CONDITION OF EQUIPMENT. Except as set forth on
Schedule 2.11, PEP Corporation has good and marketable title to all of its assets used in its business or as shown on the balance sheet as of the Balance Sheet Date included in the PEP Corporation Financial Statements, free and clear of all liens, charges, encumbrances or restrictions (other than for taxes not yet due and payable and Permitted Liens), other than such assets set forth on
Schedule 2.11 as were sold by PEP Corporation in the ordinary course of business since the Balance Sheet Date or which are subject to capitalized leases.

     2.12 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, PEP Corporation has carried on its business in the ordinary course substantially in accordance with the procedures and practices in effect on the Balance Sheet Date, and except as set forth in Schedule 2.12, since the Balance Sheet Date there has not been any material adverse change with respect to PEP Corporation.

     2.13 AGREEMENTS AND COMMITMENTS. Except as set forth in Schedule 2.13, PEP Corporation is not a party or subject to any oral or written executory agreement, contract, obligation or commitment that is material to any of PEP Corporation, its financial condition, business or prospects.

     2.14 INTELLECTUAL PROPERTY. PEP Corporation owns all right, title and interest in, or has the right to use, sell or license all patent applications, patents, trademark applications, trademarks, service marks, trade names, copyright applications, copyrights, trade secrets, know-how, technology, customer lists, proprietary processes and formulae, all source and object code, algorithms, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records and other intellectual property and proprietary rights used in or reasonably necessary or required for the conduct of its respective business as presently conducted ("PEP Corporation Intellectual Property").

     2.15 COMPLIANCE WITH LAWS. PEP Corporation has complied, and as of the Closing Date is in compliance in all material respects, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to PEP Corporation or to the assets, properties and business of PEP Corporation. PEP Corporation has received all permits and approvals from, and has made all filings with, third parties, including Government Authorities, that are necessary to the conduct of its business as presently conducted, and there exists no current default under or material violation of any such permit or approval.

     2.16 EMPLOYEES. PEP Corporation is not subject to a collective bargaining agreement with respect to its employees or subject to any current labor dispute.
Schedule 2.16 contains a list of all employment and consulting agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by PEP Corporation (the "Employee Plans").

     2.17 CORPORATE DOCUMENTS. PEP Corporation has provided to the Company complete and correct copies of and/or access to all documents identified in the Schedules to this Agreement including, without limitation, the following: (a) copies of PEP Corporation's Charter Documents (and those of the Subsidiary) as currently in effect; (b) copies of its minute book containing records of all proceedings, consents, actions and meetings of each of PEP Corporation's directors, committees of the board of directors and shareholders; (c) copies of its stock ledger, journal and other


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records reflecting all stock issuances and transfers and all stock option grants and agreements; (d) copies of the material agreements, and all amendments thereto; and (e) all permits, orders and consents issued by any regulatory agency with respect to PEP Corporation, or any securities of PEP Corporation, and all applications for such permits, orders and consents.

     2.18 NO BROKERS. Except as disclosed on Schedule 2.18, PEP Corporation is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement in connection with any exchange of stock transaction provided for herein.

     2.19 ENVIRONMENTAL, HEALTH AND SAFETY MATTERS. To PEP Corporation's knowledge, each of PEP Corporation, its predecessors and affiliates have complied and is in compliance with all environmental, health and safety requirements imposed by federal, state or local laws in all material respects.

     2.20 BANK ACCOUNTS. Schedule 2.20 sets forth the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which PEP Corporation maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

     2.21 DISCLOSURE. This Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by PEP Corporation and the Shareholder to the Company under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

     2.22 SECURITIES LAW COMPLIANCE.

          2.22.1 In connection with the issuance of the Shares as of the Closing, the Shareholder has been advised and understands and agrees that the issuance by the Company to the Shareholder of the Shares will not be registered under the Securities Act of 1933, as amended (the "1933 Act"), nor qualified under any state securities laws before the Closing, on the ground (among others) that no distribution or public offering of the Shares is to be effected in connection with the issuance to such Shareholder as contemplated herein and, in issuing the Shares to such Shareholder hereunder, the Company is relying on the accuracy and completeness of the representations of the Shareholder set forth in this Section 2.22.1.

          2.22.2 The Shareholder is acquiring the Shares for the Shareholder's own account, for investment and not with a view to distribution or resale thereof. The Shareholder will immediately notify the Company if such intent changes prior to the Closing. The Shareholder's only present intention to sell the Shares would be pursuant to an effective registration and qualification under applicable securities law.

          2.22.3 The Shareholder acknowledges that the Shareholder has been informed and understands that the Shares may not be sold or transferred except in compliance with the 1933 Act or any exemption thereunder, and there is no assurance that any exemption from registration, including Rule 144, under the 1933 Act will become available to permit resales of the Shares. This acknowledgement does not limit or constitute a waiver of the terms and provisions of the Registration Rights Agreement.



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          2.22.4 The Shareholder (i) is familiar with the business of the
Company, (ii) has had an opportunity to discuss with representatives of the Company the condition of and prospects for the continued operation of the Company and such other matters as the Shareholder deemed appropriate in considering whether to invest in the Shares, and (iii) has been provided access to all available information about the Company requested by the Shareholder.

          2.22.5 The Shareholder has made the Shareholder's own investigation whether or not to exchange the PEP Stock for the Shares and the Shareholder has sufficient business and financial experience so as to enable the Shareholder to evaluate the merits and risks associated with the Shares.

          2.22.6 THE SHAREHOLDER IS ABLE TO BEAR THE ECONOMIC RISK OF A TOTAL LOSS OF THE INVESTMENT IN THE COMPANY, AND THE SHAREHOLDER HAS ADEQUATE MEANS OF PROVIDING FOR THE CURRENT NEEDS AND FORESEEABLE PERSONAL CONTINGENCIES AND HAS NO NEED FOR THE SHAREHOLDER'S INVESTMENT IN THE SHARES TO BE LIQUID.

          2.22.7 The Shareholder acknowledges and agrees that the certificates representing the Shares shall contain a restrictive legend substantially in the form below:

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

          2.22.8 The Shareholder is an accredited investor as defined under
          Section 501(a) of Regulation D promulgated under the 1933 Act.

          2.22.9 The Shareholder acknowledges that he has been fully informed of, and has had full opportunity to discuss with the Company's management, the status of the Company and its operating, investment, financial and strategic plans.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants that, except as set forth on the Disclosure Schedules delivered by the Company on the Closing Date:

     3.1 ORGANIZATION. The Company is duly organized and validly existing and is in good standing under the laws of the jurisdiction of its incorporation, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and is in good standing in each jurisdiction in which such qualification is required.

     3.2 POWER, AUTHORIZATION AND VALIDITY. The Company has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and this Agreement constitutes the valid and legally binding obligation of the Company and is enforceable against the Company in accordance with its terms. The execution, delivery and performance of this


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Agreement have been duly and validly approved and authorized by all necessary corporate and shareholder action on the part of the Company. No filing, authorization, consent or approval, governmental or otherwise, is necessary to enable the Company to enter into, and to perform its obligations under, this Agreement, except for (a) such post-closing filings as may be required to comply with federal and state securities and other applicable laws and (b) consents obtained prior to the Closing Date.

     3.3 CAPITALIZATION OF THE COMPANY. The authorized share capital of the Company consists of 40,000,000 shares of Common Stock, without par value per share, of which approximately 19,918,000 shares are issued and outstanding, and 8,000,000 shares of Preferred Stock, without par value per share, of which all have been designated "Series A Preferred Stock," none of which are outstanding. The Shares issued to the Shareholder in exchange for the shares of PEP Stock in accordance with Section 1.1 above shall be validly issued, fully paid and nonassessable and free and clear of all liens, claims, encumbrances, pledges, options, security interests and any other adverse interest created by or under the Company other than any restrictions under U.S. securities laws or state Blue Sky laws.

     3.4 COSTS. At the Closing, the Company will pay all of the costs and fees incurred by PEP Corporation in connection with this acquisition and redemption and ancillary activities undertaken or conducted by PEP Corporation prior to the Closing. Following the receipt of a copy of a statement or invoice charging such fees, the Company will pay these fees and costs directly to the service provider upon or in advance of the Closing. The Company and the Shareholder will each bear their own costs and expenses, including attorneys' and accountants' fees and costs, to be paid by the Company in advance of the Closing and the Shareholder will pay or reimburse the Company for any transaction expenses of the Company that exceed $50,000 or the excess will be deducted from the Purchase Price.

     3.5 NO VIOLATION OF ARTICLE OR EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or (with or without notice or lapse of time, or both) result in a termination, breach, termination, impairment or violation of (a) any provision of the Articles of Incorporation, Bylaws or other charter documents of the Company, as currently in effect, (b) in any material respect, any material agreement, instrument or contract to which the Company is a party or by which the Company is bound, or (c) any national, provincial, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to the Company or its assets or properties.

     3.6 LITIGATION. There is no action, proceeding or investigation pending or, to the Company's actual knowledge, threatened against the Company before any court or administrative agency that, if determined adversely to the Company, may reasonably be expected to have a material adverse effect on the Company.

     3.7 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 3.7, since (August 31, 2000), there has not been any change in the financial condition, properties, assets, liabilities, business or results of operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a material adverse effect on the Company, with the exception of matters disclosed in filings made by the Company with the Securities and Exchange Commission or in the Company's news releases.



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     3.8 TAX MATTERS. Except as set forth in Schedule 3.8, following the
Exchange, the Company will not cause PEP Corporation, nor will PEP Corporation issue, additional shares of its stock that would result in the Company losing control of PEP Corporation within the meaning of Section 368(c) of the Code. The Company has no plan or intention to reacquire any of its stock issued in the Exchange. The Company has no plan or intention to liquidate PEP Corporation; to merge PEP Corporation with or into another corporation (other than the proposed merger of the Subsidiary with and into PEP Corporation after the Closing); to cause PEP Corporation to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the PEP Corporation Shares acquired in the Exchange, except for transfers described in Section 368(a)(2)(C) of the Code. The Company does not own, directly or indirectly, nor has it owned during the past five (5) years, directly or indirectly, any stock of PEP Corporation. Following the transaction, PEP Corporation will continue the historic business of PEP Corporation or use a significant portion of PEP Corporation's business assets in a business. The Company is not an investment company as defined in Section 368(a)(iii) and (iv) of the Code. The Company will not assume any liabilities of the Shareholders as part of the Exchange. Neither the Company nor PEP Corporation will take any action prior to, in connection with or following the Exchange that would disqualify such acquisition as a tax-free reorganization under Section 368(a)(1)(B) of the Code, and agrees to treat the Exchange consistent therewith, including but not limited to, complying with Treasury Regulation Section 1.368-3.

     3.9 NO BROKERS. Except as disclosed on Schedule 3.9, the Company is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement in connection with the exchange of stock transaction provided for herein (excluding transactions referred to in Section 3.4).

     3.10 DISCLOSURE. The Company has made available to PEP Corporation and to the Shareholder an investor disclosure package including reports filed by the Company with the Securities and Exchange Commission. This Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by the Company under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements are made, not misleading.

     3.11 SECURITIES LAW COMPLIANCE.

          3.11.1 The Company has been advised and understands and agrees that the PEP Stock will not be registered under the Securities Act of 1933, as amended (the "1933 Act"), nor qualified under any state securities laws, on the ground (among others) that no distribution or public offering of the PEP Stock is to be effected in connection with the transactions as contemplated herein and, in transferring the Shares to the Company hereunder, PEP Corporation and the Shareholder are relying on the accuracy and completeness of the representations of the Company set forth in this Section 3.11.1.

          3.11.2 The Company is acquiring the PEP Stock for the Company's own account, for investment and not with a view to distribution or resale thereof. The Company will immediately notify PEP Corporation and the Shareholder if such intent changes prior to the Closing.

          3.11.3 The Company acknowledges that the Company has been informed and understands that no public market for the PEP Stock exists and that there can be no assurance that



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any such market may develop or exist in the future and, even if a public market does develop, that the PEP Stock may not be sold or transferred except in compliance with the 1933 Act or any exemption thereunder, and there is no assurance that any exemption from registration, including Rule 144, under the 1933 Act will become available to permit resales of the PEP Stock.

          3.11.4 The Company (i) is familiar with the business of PEP Corporation, (ii) has had an opportunity to discuss with representatives of PEP Corporation the condition of and prospects for the continued operation of PEP Corporation and such other matters as the Company deemed appropriate in considering whether to invest in the PEP Stock, and (iii) has been provided access to all available information about PEP Corporation requested by the Company.

          3.11.5 The Company has made the Company's own investigation whether or not to exchange the Shares for the PEP Stock and the Company has sufficient business and financial experience so as to enable the Company to evaluate the merits and risks associated with the PEP Stock.

          3.11.6 The Company is able to bear the economic risk of a total loss of the investment in PEP Corporation, and the Company has adequate means of providing for the current needs and foreseeable personal contingencies and has no need for the Company's investment in the PEP Stock to be liquid.

          3.11.7 The Company acknowledges and agrees that the certificates representing the PEP Stock shall contain a restrictive legend substantially in the form below:

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

          3.11.8 The Company is an accredited investor as defined under Section 501(a) of Regulation D promulgated under the 1933 Act.

          3.11.9 The Company acknowledges that he has been fully informed of, and has had full opportunity to discuss with PEP Corporation's management, the status of PEP Corporation and operating, investment, financial and strategic plans of PEP Corporation.

4. PRECLOSING COVENANTS OF PEP CORPORATION AND THE SHAREHOLDER. During the period from the date of this Agreement until the Closing Date, PEP Corporation and the Shareholder covenant and agree with the Company as follows:

     4.1 MAINTENANCE OF BUSINESS. The parties hereto understand and acknowledge that it is their intent to work closely together during the period from the date hereof until the Closing Date. If PEP Corporation or the Shareholder become aware of a material deterioration in the relationship with any material customer, supplier or key employee, PEP Corporation or the Shareholder will promptly bring such information to the attention of the Company in writing and, if requested by the Company, will exert all reasonable efforts to restore the relationship.

     4.2 CONDUCT OF BUSINESS. PEP Corporation will continue to (and will cause its Subsidiary to) conduct its business in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationship with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.

     4.3 NECESSARY CONSENTS. PEP Corporation and the Shareholder will each use their reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate, to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow the Company to carry on PEP Corporation's business after the Closing.

     4.4 PURCHASE ACCOUNTING. The parties believe that "pooling of interests" accounting is unavailable as a result of historic changes in PEP Corporation's equity structure, and therefore "purchase accounting" shall be applicable. If that situation changes materially, then PEP Corporation and the Shareholder shall cooperate with the Company and use all reasonable efforts at the expense of the Company to cause the business combination to be effected by the transactions in this Agreement to be accounted for as a "pooling of interests."

     4.5 LOANS. The Company has furnished funds that repay PEP Corporation's US Bank loan and may in the future make additional advances of funds to PEP Corporation, including sums necessary to pay those sums due under Section 4.9 below (the "Loans"), and the Company and PEP Corporation have executed and delivered such documents as evidence the Company's rights as a creditor of PEP Corporation. No termination of this Agreement shall impair the obligation of the parties under the agreements concerning the Loans. PEP Corporation and the Company shall cooperate to cause US Bank to execute and deliver such documents as shall be required to evidence a full and complete release by US Bank of US Bank's rights in full. The Company reserves its rights against PEP Corporation, which is the sole borrower under the Loans, for repayment of the Loans in accordance with their terms, in addition to interest, finance charges, expenses and costs of collection, including attorneys' fees. The Loans are not guaranteed by the Shareholder.

     4.6 THE TAX LIABILITY. The Redemption may result in a corporate-level tax liability of PEP Corporation (the "Tax Liability"), which shall survive the Closing. PEP Corporation and its accountants shall provide all information requested by the Company, its accountants or other representatives, concerning the manners in which the Redemption payment should be reported for tax purposes and all further information that is material or necessary to make any relevant information not misleading. The estimated amount of future Tax Liability shall be taken into account in determining the Purchase Price, as set forth in Exhibit A.

     4.7 THE MERGER. Following the Closing, PEP Corporation shall cause the Subsidiary to merge (the "Merger") with and into PEP Corporation, and the separate existence of the Subsidiary shall cease, and all assets, liabilities and operations shall become those of PEP Corporation.

     4.8 THE REDEMPTION. In connection with the redemption of shares of its common stock, PEP Corporation wishes to make a redemption payment that qualifies to be accounted and treated for individual income tax purposes as a distribution "not substantially equivalent to a dividend." In payment of the redemption price, PEP Corporation shall pay the Shareholder all of the WatchGuard common stock then owned by PEP Corporation or its nominee in exchange for some portion of the outstanding shares of PEP Stock held by such Shareholder.

     4.9 THE PEP CORPORATION DEFERRED COMPENSATION PLAN. PEP Corporation exchanged rights to cash payments for cancellation of all previously granted and outstanding stock options under its terminated stock option plan or plans. The resulting rights to receive cash are subject to vesting requirements. The unvested rights of PEP Corporation's employees to such future cash payments shall be paid by PEP Corporation for all rights that would have vested through September 30, 2001, but shall not otherwise accelerate upon or prior to the Closing and shall continue without modification for all vesting period payments after September 30, 2001.

     4.10 THE SHAREHOLDER'S ASSUMPTION OF A PEP CORPORATION DEBT. PEP Corporation is a borrower under a credit facility from Merrill Lynch. The credit facility will be assigned to and assumed by the Shareholder and PEP Corporation shall thereafter be forever relieved and released from all further liability arising from such borrowing.

     4.11 EXCLUSIVITY. Until the Closing Date or such earlier date as this Agreement is terminated by mutual agreement (i) the Company will negotiate exclusively and in good faith with the Company with respect to the sale of PEP Corporation or any portion thereof (whether by merger or other combination, equity sale, asset sale or otherwise, and (ii) PEP Corporation and its affiliates will not, directly or indirectly (through agents or otherwise), encourage or solicit any inquiries or accept any proposals by, or engage in any discussions or negotiations with or furnish any information to, any other person or entity concerning any such sale. If PEP Corporation or its affiliate or representative receives any proposal or other communication from a third party relating to a proposed purchase of PEP Corporation or any portion thereof, PEP Corporation will promptly communicate in writing to the Company the substance thereof. PEP Corporation agrees that, during the effectiveness of this paragraph, it will not enter into any negotiations or new relationships with others that would materially compromise its abilities or the Company's incentives to enter into and perform this Agreement. PEP Corporation further represents and warrants to the Company that, except as disclosed to the Company, it is not involved in any agreements, contracts or relationships that would either compromise its ability to enter into the type of transaction contemplated herein or would expose the Company to liability as a result of any discussions or agreements and furtherance of the objectives in this letter; provided, that "consent to assignment" or similar requirements in PEP Corporation's business contracts shall not be deemed a violation hereof.

5. THE COMPANY'S PRECLOSING COVENANTS. During the period from the Agreement Date until the Closing Date, the Company covenants to and agrees as follows:

     5.1 SATISFACTION OF CONDITIONS PRECEDENT. The Company will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth herein and will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

     5.2 PURCHASE ACCOUNTING. The parties believe that "pooling of interests" accounting is unavailable as a result of historic changes in PEP Corporation's equity structure, and therefore "purchase accounting" shall be applicable. If that situation changes materially, then Company shall take all reasonable efforts at its expense to cause the business combination to be effected by the Exchange to be accounted for as a "pooling of interests."

     5.3 NO SEVERANCE PAYMENTS. The Company shall have no responsibility for any severance payment which is or becomes due to any of the PEP Corporation employees that does not remain an employee of PEP Corporation or the Company upon or immediately following the Closing, unless caused by the Company.

6. CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDER. The Shareholder's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Shareholder, but only in a writing signed by the Shareholder):

     6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Section 3 shall be true and accurate in every material respect on and as of the Closing. The Disclosure Schedule delivered by the Company at the Closing shall be acceptable to PEP Corporation and the Shareholder in all material respects.

     6.2 COVENANTS. The Company shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing.

     6.3 CLOSING CERTIFICATE. The Shareholder shall receive a certificate to the effect that the requirements of Sections 3 and 5 have been satisfied, signed by a duly authorized officer of the Company.

     6.4 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

     6.5 NO LITIGATION. No litigation or proceeding shall be pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement or which would have a material adverse effect on the Company.

     6.6 REGISTRATION RIGHTS AGREEMENT. The Company shall have executed and tendered to the Shareholder a registration rights agreement (the "Registration Rights Agreement") in customary form providing for the Shares to be registered on Form S-3 and continued effective pursuant to Rule 415 for sale on a continuous basis for a period beginning promptly after the Closing and ending on the first date when the Shareholder may resell all of the Shares immediately under Rule 144, and containing other terms as the parties may mutually agree. The registration statement shall include the Escrow Shares (as defined in Section 7.11 below). The registration statement may also include additional shares registered for the Company's own account of for other selling securityholders, in an aggregate amount not to exceed 250,000 shares of the Company's common stock. The Company shall submit applications to qualify Shares in states that are designated by the Shareholder. The Company shall use its best efforts to cause the registration statement to become effective before or promptly after the Closing, in the Company's discretion. The registration statement will include registration of the shares in the post-closing Escrow as well as all of the Shares delivered to the Shareholder of the Company at the Closing. The Company will bear the cost of registering the shares for resale with the SEC and qualifying the shares for resale in all states with the relevant state securities authorities, other than any underwriting or sales costs or fees connected with the sale of the

Shares. The registration statement will be kept effective until all of the Shares are resold or can be immediately resold under Rule 144. These registration rights are transferable only pursuant to gifts or other transfers or dispositions of the Shares for estate planning purposes or to a pledgee of Shares or the Escrow Holder contemplated in this Agreement. The Shares may be distributed under the registration through underwriters, dealers or brokers, by any customary or reasonable means, provided that the Company shall not be responsible for any fees incurred in connection therewith. The Registration Rights Agreement will be substantially in the Form of Exhibit B.

     6.7 PERSONAL GUARANTIES. The Company will have cooperated, to the extent requested by any Shareholder, in PEP Corporation's efforts to obtain releases of personal guaranties made by the Shareholder. In regard to any Loans made by the Company to PEP Corporation, concurrent with the Closing the Company shall deliver evidence that the Shareholder shall have no liability or obligation to repay the Loans.

     6.8 EMPLOYEES OF PEP CORPORATION. Employees of PEP Corporation will be offered participation in the Company's employee benefit plans provided to employees of the Company at a similar level of responsibility after a term of employment treated as if it included years of service for PEP Corporation.

     6.9 LEGAL OPINION. The Shareholder shall have received a legal opinion from Yocca Patch & Yocca, LLP, legal counsel to the Company in form and substance customary in a transaction of this kind acceptable to the Shareholder.

7. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Company, but only in a writing signed on behalf of the Company by its Chief Executive Officer):

     7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of PEP Corporation and the Shareholder set forth in Section 2 shall be true and accurate in every material respect on and as of the Closing. The Disclosure Schedule delivered by the PEP Corporation and the Shareholder at the Closing shall be acceptable to the Company in all material respects.

     7.2 COVENANTS. PEP Corporation and the Shareholder shall have performed and complied in all material respects with all of their covenants contained in
Section 4 on or before the Closing.

     7.3 CLOSING CERTIFICATE. The Company shall receive a certificate to the effect that the requirements of Sections 2 and 4 have been satisfied, signed by the Shareholder and a duly authorized officer of PEP Corporation.

     7.4 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions provided for in this Agreement. The Company shall be and remain eligible to register the Shares on Form S-3 under applicable SEC rules for resale by the Shareholder and their nominees or assigns.

     7.5 NO LITIGATION. No litigation or proceeding shall be pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement or which would have a material adverse effect on the PEP Corporation or Shareholder.

     7.6 SHARE CERTIFICATES. The Shareholder shall have delivered to the Company all certificates representing the outstanding shares of PEP Corporation (or Lost Stock Affidavit and Indemnitee Agreements for any that cannot be located), together with Stock Powers executed in favor of the Company and cancelled share certificates reflecting the Redemption.

     7.7 TOTAL PEP CORPORATION LIABILITIES. The PEP Corporation Tax Liability generated by the distribution of WatchGuard shares to the Shareholder in payment of the redemption price, when aggregated with all other debts, liabilities or reserves taken by PEP Corporation estimated as of the Closing Date, whether or not otherwise permitted by this Agreement, shall not exceed $2,000,000. Based on the amount of such PEP Corporation Tax Liability, the Purchase Price shall be adjusted as set forth in Exhibit A.

     7.8 NON-COMPETE AGREEMENT. The Shareholder shall have executed and tendered to the Company a proprietary rights and non-competition agreement containing provisions reasonable or customary in transactions such as those contemplated by this Agreement, for a term of three (3) years from the date thereof, and taking into account the Shareholder's anticipated activities as well as passive investments. Dan shall not be required to serve in any capacity that renders him an affiliate of the Company for purposes of Rule 145 or Rule 144. The Non-Compete Agreement will be substantially in the form of Exhibit C.

     7.9 FAIRNESS OF TRANSACTION. The Company and Roth Capital Partners or its substituted investment banker or advisors will have completed the due diligence investigation of PEP Corporation, including legal, operational, financial and technical matters, and the results of such investigation will be satisfactory in their sole discretion, and the Company shall have received a favorable opinion or assessment of its banker or advisors as to the fairness of the transaction to its shareholders from a financial point of view.

     7.10 LEGAL OPINION. The Company shall have received a legal opinion from Stradling Yocca Carlson & Rauth, legal counsel to PEP Corporation and the Shareholder in form and substance customary in a transaction of this kind acceptable to the Company.

8. CONTINUING COVENANTS AND MUTUAL REPRESENTATIONS.

     8.1 TERMINATION OF REPRESENTATIONS. All representations and warranties of the Shareholder and PEP Corporation or the Company set forth in this Agreement will remain operative and in full force and effect for a period ending on June 30, 2001 or such earlier date on which the Company files with the Securities and Exchange Commission or otherwise publicly announces its actual results for the year ending February 28, 2001 (the "Expiration Date"), regardless of any investigation made or on behalf of the parties to this Agreement; provided, however, that no claim for violations of any representation and warranty (absent fraud or deliberate malfeasance) shall be made unless the Company gives written notice thereof to the Shareholder, or the Shareholder gives written notice to the Company, on or prior to the Expiration Date. Any claim which may be made under this Agreement shall be an "Indemnification Claim."

     8.2 THRESHOLD; CEILING OF LIABILITY.

               (a) Subject to Section 8.2(d), the Shareholder shall not be required to make any payment of compensation to the Company pursuant to this Agreement for any inaccuracy in, or breach of, any of the Specified Representations (as defined below) until such time as the total amount of all damages (including the damages arising from such inaccuracy or breach and all other damages arising from any other inaccuracies in, or breaches of, any representations or warranties) that have been directly or indirectly suffered or incurred by the Company or any one or more of the directors, officers, employees, insurers, representatives or agents of the Company (collectively "Indemnitees"), or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $50,000 in the aggregate. At such time as the total amount of such damages exceeds $50,000, the Indemnitees shall be entitled to be indemnified against the aggregate amount of such damages to the extent such aggregate amount exceeds $50,000.

               (b) Subject to Section 8.2(d) the maximum liability of the Shareholder under this Agreement with respect to breaches of the Specified Representations shall be equal to the Escrow Shares, valued for this purpose as the value of the Shares for purposes of Exhibit A hereto.

               (c) For purposes of this Section 8.2, the "Specified Representations" shall mean the representations and warranties set forth in Sections 2.8 (Financial Statements), 2.12 (Absence of Changes), 2.11 (Title to Properties; Condition of Equipment), 2.20 (Bank Accounts), and 2.16 (Employees).

               (d) Notwithstanding anything to the contrary contained herein, the limitations on the indemnification obligations of the Shareholders that are set forth in Sections 8.2(a) and (b) shall not apply to any inaccuracy or breach arising directly or indirectly from any circumstance of which PEP Corporation or the Shareholder had knowledge on, or prior to, the Closing Date.

     8.3 SATISFACTION OF INDEMNIFICATION CLAIM. In the event Shareholder shall have any liability (for indemnification or otherwise) to any Indemnitee under
Section 8.2, the Shareholder shall satisfy such liability by delivering to such Indemnitee, at the election of the Shareholder, either (i) cash in the amount of such liability or (ii) the number of Shares determined by dividing (a) the aggregate dollar amount of such liability by the per share value calculated on the date of Closing for purposes of Exhibit A.

     8.4 PLEDGE. A portion equal to fifteen percent (15%) of the Shares issuable at the Closing (the "Indemnification Shares") shall be deposited by the Shareholder with the Secretary of the Company to secure indemnification obligation of PEP Corporation and the Shareholder. The Indemnification Shares (which shall include for purposes of this Section 8.4 any distributions accrued or made thereon after the date of this Agreement, the net proceeds of any sale of the Indemnification Shares and any other securities or property which may be issued after the date hereof in exchange for the Indemnification Shares in any merger or recapitalization or similar transaction involving the Company) shall be deemed as of the Closing to be pledged by the Shareholder to, and certificates representing the Indemnification Shares shall be held by, the Secretary of the Company or any successor thereto pursuant to this Exchange Agreement for a period ending on the earlier of June 30, 2001 or 30 days after the Company files with the Securities and Exchange Commission or publishes its fiscal year 2001 audited consolidated financial statements. So long as any

Indemnification Shares are held by the Secretary of the Company hereunder, the Company shall have, and the Shareholder by execution of this Agreement hereby grants, effective as of the Closing, a perfected, first-priority security interest in such Indemnification Shares to secure payment of amounts payable by the Shareholder in respect of Indemnification Claims under this Section 8. In connection therewith, the Shareholder shall execute and deliver such instruments as the Company may from time to time reasonably request for the purpose of evidencing and perfecting such security interest.

     8.5 CLAIMS PROCEDURE. The procedure for payment from the Indemnification Shares of indemnification amounts to which the Company or its Affiliates may become entitled under this Section 8 shall be as follows:

               (a) From time to time as the Company determines that it or its Affiliate is entitled to an indemnification payment from the Indemnification Shares for an Indemnification Claim under this Section 8, the Company shall give a Claim Notice in accordance with Section 9.4

               (b) If the Company has not received from the Shareholder within 30 business days after notice of such Indemnification Claim is delivered (the "Response Period") a written objection to an Indemnification Claim stating the facts and circumstances on which the objection is based, the Indemnification Claim stated in such Claim Notice shall be conclusively deemed to be approved by the Shareholder and the Company shall promptly thereafter transfer to the Company or its Affiliate, as the case may be, from the Indemnification Shares an amount of Indemnification Shares equal in value to the amount of such Indemnification Claim, as set forth in Section 8.3 above.

               (c) If, within the Response Period, the Company shall have received from the Shareholder a written objection to the Claim Notice specifying the nature of and grounds for such objection, then such Indemnification Claim shall be deemed to be a "Company Open Claim," and the Company or its Secretary shall reserve within the Indemnification Shares a number of shares equal in value to the amount of such Company Open Claim (which amount designated for each Company Open Claim is referred to herein as the "Claim Reserve Amount"). The number of Indemnification Shares to be reserved shall be determined by dividing the amount of the Company Open Claim by the Fair Market Value at the Closing.

               (d) The Claim Reserve Amount for each Company Open Claim shall be transferred by Company or its Affiliate, as the case may be, from the Indemnification Shares only in accordance with either (i) a mutual agreement between the Company and the Shareholder, which shall be memorialized in writing, or (ii) a court order from any competent court having jurisdiction over the parties or a final and binding arbitration decision pertaining to the Company Open Claim.

               (e) After the expiration of the Survival Period, when a final determination is made with respect to any Company Open Claim, the number of Indemnification Shares transferable to the Company or its Affiliate shall be transferred to the Company or its Affiliate, as the case may be, from the Claim Reserve Amount for such Company Open Claim. The Indemnification Shares included in such Claim Reserve Amount remaining after such transfer, and any remaining Indemnification Shares not subject to a Company Open Claim, shall be released to the Shareholder.

     8.6 VOTING; DISPOSITION. Until retransferred to the Company or its Affiliate in accordance with the provisions of this Section 8, the Indemnification Shares shall be held of record by the Shareholder for all purposes (including federal income tax purposes), and the Shareholder shall have full right to vote the Indemnification Shares on all matters coming before the shareholders of the Company. No interest in the Indemnification Shares may be sold or transferred to any Third Party prior to any distribution of the Indemnification Shares pursuant to Section 8.5.

     8.7 MERGER OR RECAPITALIZATION. In the event of any merger or recapitalization or similar transaction involving the Company prior to the time when all Indemnification Shares have been transferred or released in accordance with the terms of this Section 8, such Indemnification Shares shall be converted or exchanged in accordance with such transaction in the same manner as other Company common stock, and any securities or property issued in conversion or exchange thereof hall then be included within the definition of Indemnification Shares and shall otherwise become subject to this Exchange Agreement in lieu of such shares of Indemnification Shares.

     8.8 TAXATION OF DIVIDENDS. For federal and state income tax purposes, any dividends or other distributions with respect to the Indemnification Shares shall be income of the Shareholder.

     8.9 ELECTION OF REMEDIES. In the event that any party or any of its Affiliates alleges that it is entitled to indemnification hereunder, and that its Indemnification Claim is covered under more than one provision of this
Section 8, such party or Affiliate shall be entitled to elect the provision or provisions under which it may bring an Indemnification Claim.

     8.10 FAIR MARKET VALUE. The parties hereto acknowledge and agree that (a) the fair market value of the Shares received by the Shareholder pursuant to the Exchange will be approximately equal to the aggregate fair market value of the PEP Stock surrendered in the Exchange, and (b) none of the compensation received by the Shareholder after the Exchange will be separate consideration for, or allocable to, any of his Shares; none of the Shares received by the Shareholder in the Exchange will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to the Shareholder after the Exchange pursuant to arrangements entered into after the Exchange will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     8.11 PRESS RELEASE. Prior to the Closing, neither PEP Corporation nor the Shareholder will issue a press release or make any statement to the general public concerning this transaction or the absence thereof without the express prior written consent of the Company; provided, however, that the Company may issue a press release or make any statement to the general public concerning such transaction or the absence thereof without the express prior written consent of the Company as, in the advice of PEP Corporation's counsel, is required by law, and shall provide notice to the Company as soon as practicable and before the release thereof. Promptly after the Closing, the Company will issue a press release. The Company shall provide PEP Corporation and the Shareholders with a draft of the press release before its release and provide an opportunity for questions or comments on such draft.

     8.12 CONFIDENTIALITY. The terms hereof and all information communicated to the Company by PEP Corporation or to PEP Corporation or the Shareholder by the Company, whether before or after the date of this Agreement, will be received in strict confidence, will be used only for purposes of this Agreement, and will not be disclosed by the recipient of such information, its agents, subcontractors, or employees without the prior written consent of the other. Each party agrees to take all reasonable precautions to prevent the disclosure to outside parties of such information, except as required by or advisable pursuant to legal, accounting, or regulatory requirements beyond the reasonable control of the recipient of such information. The provisions of this Section 8.4 will survive the expiration or any termination of this Agreement for a period of three years. As of the Closing, the Company shall be released of any further obligation to maintain confidentiality of the PEP Corporation information.

     8.13 NO CLAIMS FOR CONTEMPLATED TRANSACTIONS. None of the parties will make any claims against the others for transactions described in the Recitals above to this Exchange Agreement. Following the Closing under this Agreement, the Company will subordinate its receivables and security interests from PEP Corporation to the creditors of PEP Corporation as of the Closing Date; and the Company and PEP Corporation shall indemnify and hold the Shareholder harmless from any obligations to creditors of PEP Corporation as of and following the Closing Date to the extent that: (a) the existence of such claims and liabilities are not a breach of this Agreement in excess of allowances and (b) such obligations or liabilities, including any for taxes, are not otherwise provided for as an adjustment to the Purchase Price.

9. GENERAL PROVISIONS.

     9.1 GOVERNING LAW; DISPUTE RESOLUTION. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any dispute hereunder not otherwise settled by the parties ("Dispute") shall be resolved by arbitration in Orange County, California, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Upon appointment, the arbitrator shall establish procedures which (i) allow for limited and reasonable discovery in preparation for a hearing on the merits of the Dispute; (ii) permit the holding of such hearing within ninety (90) days, unless the parties agree or the arbitrator concludes that the Dispute requires additional time to prepare for hearing; and (iii) issue his award in writing within thirty (30) days from the time that the hearing on the merits of the Dispute is concluded.

     9.2 EXCLUSIVE REMEDY. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

     9.3 ATTORNEYS' FEES. Should any arbitration or any suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court or other trier of fact (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     9.4 NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by registered or certified mail, postage prepaid, and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

                  IF TO PEP CORPORATION:
                  Productivity Enhancement Products, Inc.
                  26051 Merit Circle, Suite 103
                  Laguna Hills, CA  92653
                  Telecopy:  (949) 348-4230
                  Attention:  President

                  with a copy to:

                  Stradling Yocca Carlson & Rauth
                  660 Newport Center Drive, Suite 1600
                  Newport Beach, California 92660-6441
                  Telecopy:  (949) 725-4100
                  Attention:  Nick E. Yocca, Esq.

                  IF TO SHAREHOLDER:

                  Danny M. Beadle
                  27342 Capricio
                  Mission Viejo, California 92692
                  Telecopy:
                             ------------------------

                  IF TO THE COMPANY:

                  Dense-Pac Microsystems, Inc.
                  7321 Lincoln Way
                  Garden Grove, California  92841
                  Telecopy:  (714) 899-7554
                  Attention:  Ted Bruce

                  with a copy to:

                  Yocca, Patch & Yocca, LLP
                  19900 MacArthur Boulevard, Suite 650
                  Irvine, California 92612
                  Telecopy:  (949) 203-8627
                  Attention:  Nicholas J. Yocca, Esq.

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 9.4.

     9.5 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     9.6 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

     9.7 ENTIRE AGREEMENT. This Agreement and the exhibits, schedules and appendices hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, subject to provisions of law applicable to this Agreement and the transactions provided for herein, and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

     9.8 ASSIGNMENT. The Shareholders may not assign this Agreement, or assign their respective rights or delegate their respective duties hereunder, without the prior written consent of the Company.

     9.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned parties have executed this Share Exchange Agreement as of the date first above stated.

                                PRODUCTIVITY ENHANCEMENT PRODUCTS, INC.

                                By:    /s/  DAN BEADLE
                                       -----------------------------------------
                                Name:  Dan Beadle
                                       -----------------------------------------
                                Title: Chairman
                                       -----------------------------------------

                                DENSE-PAC MICROSYSTEMS, INC.

                                By:    /s/  TED BRUCE
                                       -----------------------------------------
                                Name:  Ted Bruce
                                       -----------------------------------------
                                Title: CEO/President
                                       -----------------------------------------

                                SHAREHOLDER:

                                /s/    DAN BEADLE
                                ------------------------------------------------
                                DANNY M. BEADLE, an individual

                                    EXHIBIT A

                     PRESENT PEP CORPORATION SHARE OWNERSHIP
                         (PRE-DIVIDEND & PRE-ASSUMPTION)


                                                  NUMBER OF SHARES OF
     NAME OF SHAREHOLDER                            PEP STOCK OWNED
     -------------------                            ---------------
       Danny M. Beadle                                  5,140,000



                          OWNERSHIP OF PEP CORPORATION
                 POST-DIVIDEND, POST-ASSUMPTION & PRE-REDEMPTION



                                                  NUMBER OF SHARES OF
     NAME OF SHAREHOLDER                            PEP STOCK OWNED
     -------------------                            ---------------
       Danny M. Beadle                                 5,140,000


                          OWNERSHIP OF PEP CORPORATION
                       AFTER REDEMPTION BY PEP CORPORATION


                       NUMBER OF SHARES OF PEP STOCK
                            OWNED AND EXCHANGED        NUMBER OF THE COMPANY'S
NAME OF SHAREHOLDER              EXCHANGE               SHARES TO BE ISSUED IN
-------------------    ------------------------------   ----------------------
  Danny M. Beadle                2,683,091                    884,167

                           PURCHASE PRICE ADJUSTMENTS

Gross Purchase Price (unadjusted):

         $3,795,000
         +  218,282
         $4,013,282

Adjustments:

     1. If the tax liability of PEP Corporation is less than $1,750,000, then add the negative difference to the Gross Purchase Price. If the tax liability is more than $1,750,000 and less than $2,000,000, then subtract the amount of the excess above the $1,750,000 from the Gross Purchase Price. If the tax liability of PEP Corporation is more than $2,000,000, then Dan will pay PEP Corporation in cash the excess amount due to the extent it exceeds $2,000,000.

     2. Prior to the Closing, the PEP Corporation debt payable to Merrill Lynch & Company, Inc. will have been assumed by Danny M. Beadle and Danny M. Beadle shall obtain from Merrill Lynch appropriate releases of liens on PEP Corporation assets as they will exist as of the Closing Date.

     3. If any terminations of employees of PEP Corporation are experienced, subtract from the Gross Purchase Price any severance payment (other than the Deferred Compensation) which is or becomes due to any of PEP Corporation employees who do not remain as employees of PEP Corporation, or of the Company or of any of its subsidiaries upon or immediately following the Closing.

Purchase Price (as adjusted) for purposes of calculating amount of Shares issuable:

         $4,013,282

                           EXCHANGE RATIO CALCULATION

     For each one (1) share of PEP Stock, the Company will deliver a number of shares of its common stock having an aggregate value equal to the Purchase Price (as adjusted on the Closing Date) divided by the fully-diluted number of shares of PEP Stock outstanding immediately prior to the Closing (and after the Redemption).

                                    VALUATION

     Each Share shall be valued for purposes of determining the number of shares deliverable by the Company at the Closing based on the average closing sale price over the 20 consecutive trading days ending on the trading day ending immediately prior to October 20, 2000.